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                                                                       EXHIBIT 5



                                 July 13, 1998



SQL Financials International, Inc.
3950 Johns Creek Court, Suite 100
Suwanee, Georgia 30024

          Re: 1998 Stock Incentive Plan of SQL Financials International, Inc. and SQL Financials International, Inc. SQL 1992 Stock Plan

Ladies and Gentlemen:

          We have served as counsel for SQL Financials International, Inc. (the "Company") in connection with its registration under the Securities Act of 1933, as amended, of 2,581,496 shares of its common stock, $.0001 par value per share (the "Shares"), which are proposed to be offered and sold pursuant to the 1998 Stock Incentive Plan of SQL Financials International, Inc. and the SQL Financials, International, Inc. SQL 1992 Stock Plan (individually, a "Plan" and collectively, the "Plans"), and pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") with respect to the Shares.

          In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary. We express no opinion as to matters under or involving the laws of any jurisdiction other than the corporate law of the State of Delaware, and for the purposes of this opinion we have assumed that the corporate law of the State of Delaware is identical to the corporate law of the State of Georgia. In rendering opinions as to further events, we have assumed the facts and law existing on the date hereof.

          Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the respective Plan, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or other rules and regulations of the Commission thereunder.


                              WOMBLE CARLYLE SANDRIDGE & RICE
                              A Professional Limited Liability Company


                              /s/ Womble Carlyle Sandridge & Rice
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